Exhibit 5.1

CONFIDENTIAL

[Letterhead of Sullivan & Cromwell LLP]

July 1, 2013

KCG Holdings, Inc.,

        545 Washington Boulevard,

                Jersey City, New Jersey 07310.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 21,918,383 shares (the “Securities”) of Common Stock, par value $0.01 per share, of KCG Holdings, Inc., a Delaware corporation (the “Company”), issuable under the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan, Knight Capital Group, Inc. Amended and Restated 2009 Inducement Award Plan, Knight Capital Group, Inc. 2006 Equity Incentive Plan, Knight Capital Group, Inc. 2003 Equity Incentive Plan and Knight Capital Group, Inc. 1998 Long Term Incentive Plan (together, the “Plans”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s Amended and Restated Certificate of Incorporation and the terms of the respective Plan, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the respective Plan, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

KCG Holdings, Inc.	-2-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP